Exhibit 99.3

CORPORATE PARTICIPANTS

 Jennifer Driscoll

 Best Buy Co., Inc. - VP Investor Relations

 Bradbury Anderson

 Best Buy Co., Inc. - CEO

 Allen Lenzmeier

 Best Buy Co., Inc. - President and COO

 Darren Jackson

 Best Buy Co., Inc. - EVP Finance and CFO

 Michael London

 Best Buy Co., Inc. - EVP, General Merchandise Manager

 Kevin Layden

 Best Buy Co., Inc. - President Best Buy Canada

PRESENTATION  — BEST BUY’S 4TH QUARTER/YEAREND FYE2003 CONFERENCE CALL — APRIL 1, 2003 — 10:00 A.M. EST

Operator

  Ladies and gentlemen, thank you for standing by. Welcome to the Best Buy fourth quarter conference call for fiscal year 2003. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. At that time, if you have a question, you will need to press 1, then 4 on your touch-tone phone. As a reminder, this call is being recorded for playback and will be available by noon, eastern time today. If you need assistance on the call, please press star 0 and an operator will assist you.

I would now like to turn the conference call over to Ms. Jennifer Driscoll, Vice President of Investor Relations.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

  Thanks, Holly. Good morning, everyone. Thank you all for joining us today. I realize that these last two news releases have not been our shortest. Many of you have already invested a lot of time re-calibrating your earnings models for our changes in accounting. Thank you for your diligence and your patience. We will leave time at the end of the call for questions you might have as you work through all of this.

With me are Brad Anderson, CEO, who will discuss our plans for Musicland subsidiary and then provide an overview of the company’s fourth quarter financial performance. Allen Lenzmeier, President and Chief Operating Officer who will report on our domestic and international segments. Darren Jackson, Executive Vice President and CFO, who will provide our financial outlook for the first quarter and fiscal year, and Darren also will elaborate on the accounting changes. Dick Schulze, our chairman, is participating via conference call. So is Kevin Layden, President of our international segment from Vancouver. Also with me in the room this morning and available for our Q&A session are Mike Keskey, President, Best Buy Retail Stores, Mike London, Executive Vice President, General Merchandise Manager, Susan Hoff, Senior Vice President and Chief Communications Officer, and Shannon Burns, Senior Investor Relations Manager.

As always comments made by me or by others representing Best Buy may contain forward-looking statements which are subject to risk and uncertainties. Our SEC filings contain additional information about factors that could cause actual results to differ from management’s expectations. I would like to remind all of our participants that the media are participating in this call in a listen-only mode. Also, in case you miss a portion of this call, let me give you the replay instructions. Simply dial 973-341-3080 and enter the personal identification number of 3828287.  With that, I will turn the call over to Brad Anderson, our CEO, who will give his comments on Musicland and our quarter.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

  Thank you, Jennifer.  Good morning, everyone.

I’m pleased to be reporting such strong results this morning from continuing operations. We reported fourth quarter earnings for continuing operations of $378 million. These results equal $1.16 per diluted share. After you adjust for discontinued operations and the changes in accounting, we finished at the high end of the range we previously communicated, $1.10 per diluted share. As you read in yesterday’s news release after a thorough analysis of multiple options for Musicland we have determined that the interests of our shareholders, employees, vendors and landlords can be best served if we put the subsidiary up for sale. We have retained a national investment banking firm to identify potential buyers and actively market Musicland. Our analysis of Musicland and the trend of the business indicate this business is not meeting our financial expectations, and we plan to update you in June on the progess of selling Media Play, Sam Goody rural, mall-based Sam Goody and Suncoast. This decision was not taken lightly. It was the culmination of several months of work beginning last winter when the business began to suffer considerably. Our board of directors played an active role in the decision. We considered a myriad of alternatives. For example, we considered integrating Musicland. However based on a practical assessment in the trends of music retailing, mall traffic, price competition and historical performance we arrived at a unanimous decision that the best way to maximize the value of Musicland was through the sale of the business. While this new direction will not reverse the losses from our Musicland subsidiary in the short term, I am confident that this direction is the best among our alternatives for the longer term. Moreover, I am anxious to return our attention to a more rewarding endeavor, increasing the profitability of our core growth engines, our consumer electronic stores.

As we look back our analysis suggests a number of things. It is clear that several assumptions we made in purchasing Musicland proved to be incorrect. First, we were not successful in selling digital products, even at Best Buy prices because of the negative price halo. In other words we were fighting consumers’ perceptions that Sam Goody prices were not competitive. Second, we did not expect such steep declines of CD sales and mall traffic. Third, we reduced our CD assortment, which we had done at Best Buy stores three years ago and saw an increase in music business and increase in inventory turns for Best Buy. But when we deployed the same strategy at Musicland using exactly the same process, we instead lost some of our core Musicland customers. In fact, today we are increasing our music assortment at Best Buy stores. Fourth we were successful in introducing DVD movies and video gaming at Sam Goody stores. However these products carry a lower gross profit margin than CDs, and the contribution of these product categories were not enough to make the Musicland business work. Because of our decision to pursue a sale, Musicland’s results will be reported as discontinued operations. Applying this guidance will give you greater visibility to the performance of our core consumer electronics stores, which have enjoyed consistent and significant growth in recent years. In addition this treatment also provides a better idea of how to evaluate our performance as we return our focus to improving returns in our core businesses. I want to stress that we remain committed to serving Musicland’s customers during this transition period and maximizing the potential of this business. In fact the board of directors of Musicland Stores Corporation has promoted Connie Fuhrman to the position of President. I believe that Connie, who has most recently served as Executive Vice President of Musicland, will do an excellent job guiding Musicland in these challenging times.

To me the highlights of the fourth quarter were one, despite a difficult consumer electronic — excuse me — despite a difficult consumer environment and the threat of war, our domestic Best Buy stores reported a 1.2% gain in comparable store sales for the quarter while our international stores had a .6% gain. Two, we delivered a 13% gain in earnings from continuing operations, and I attribute our success to outstanding execution by our employees who developed an effective holiday promotional plan, served our customers, and reduced our expense structure at the same time. I am consistently impressed with the achievements of our Best Buy stores. Three we launched several initiatives to support our strategic priorities; namely, customer centricity, the efficient enterprise, winning the home with services and winning entertainment. I’ll talk more about them during our analyst day which will be held at our new corporate campus on April 30.

For a more extensive report on our two segments, I’ll turn it over to Allen Lenzmeier. Al?

 Allen Lenzmeier  — Best Buy Co., Inc. - President and COO

 Thanks, Brad.

Our results are detailed in the news release, so I will focus on a few highlights and the outlook for this coming year. I would like to begin by acknowledging and thanking our employees for their exemplary performance this year. It was one of the most difficult economic environments in the past 20 years coupled with increased competition, which makes me particularly appreciative of the results.

In my view the highlights of the quarter were as follows: First, in the fourth quarter we continued to win in key product categories such as digital TVs, digital cameras, notebook computers, and digital camcorders. We also continued to outperform the competition in attaching services and accessories. I attribute this performance to the collective efforts of our retail team and our corporate support team. Second, we achieved leverage in SG&A expense of 40 basis points to 16.3% of revenue for the fourth quarter. This improvement followed last year’s sizeable gain in the fourth quarter. Typically, we need a 3% comparable store sales gain to leverage our SG&A rate by offsetting normal inflationary costs. In this case the leverage is more than offset by specific initiatives to reduce back office expenses. This performance also reflects the value of leverage related to opening new stores in existing markets where we have already invested in advertising and distribution. Third, despite a highly promotional holiday season, we saw only a minimal decline in gross margin as we sold a higher percentage of digital products and our employees were successful in selling total solutions. I’d characterize the competitive environment as much more vigorous than in the prior year, but we navigated it successfully to gain market share without sacrificing profitability. Fourth, we continue to enjoy a high level of efficiency driven by our compelling store formats, sales productivity, training programs, total solution selling, supply chain management, and effective advertising. Fifth, we reached an agreement with Microsoft effective on April 1 to continue to offer consumers MSN narrow band service.

As expected, inventory turns slowed slightly, reflecting the change in product mix including fewer high-turning desktop pc’s as well as the conscientious effort to increase in-stocks in selected categories. Average inventory per domestic Best Buy store decreased 1% on a year-over-year basis. The decrease in inventory was principally related to the increasing impact of smaller stores in the total mix as more of our new stores are added in that format.

Next I would like to turn our outlook for fiscal 2004. I will start with our domestic segment and then our international segment. Management’s outlook for fiscal 2004 includes a comparable store sales gain at domestic Best Buy stores in the low single digits. While the war with Iraq has made consumers increasingly cautious, I anticipate that the comp store sales gains will strengthen as the year progresses. An increase in sales of digital products is expected to drive the comparable store sales gain for the year. With the impact of new stores, we look for revenue from continuing operations to increase 11 to 13% for the fiscal year. We anticipate modest improvement in the operating margin in fiscal 2004 as we realize further cost efficiencies. Our outlook for our international business in fiscal 2004 is similar, with the comparable store sales gain in the low single digits for the year. This outlook assumes a similar economic and political environment in Canada as we are experiencing in the United States. It also assumes we continue to enjoy success with our dual branding strategy.

Several of you have asked for our views on the future of music sales at Best Buy. Comparable store sales of CDs at Best Buy declined by the high single digits in the fourth quarter. We expect continued comp declines in CDs in the coming year. However, our commitment to the entertainment business remains unabated. This product category continues to serve as a major traffic driver in our stores. We will continue to remain competitive in this business, and we are planning to increase our music assortments at Best Buy stores as well as later on this year being able to be in a position to have tailored assortments in our various stores and also implement initiatives to increase efficiencies in our supply chain for the music business. We also believe that, as a result of these initiatives, we can improve our financial returns in this business. More exciting are the prospects related to our E-commerce business which we are supporting with additional technology investments. More than half of our customers currently visit us online before shopping in our stores. We also expect digital products to increase in our revenue mix reaching 25% of total revenue. Our capital expenditure budget for fiscal 2004 is approximately 700 million including approximately 300 million to open 60 new domestic Best Buy stores, with 25 in our standard 45,000 square foot format using the concept five design and the balance in our smaller market concepts. We also are remodeling three Best Buy stores and expanding one domestic Best Buy store. In addition this budget reflects the planned opening of four Future Shop stores and 11 to 13 Best Buy stores in Canada as well as four Future Shop relocations. Finally, we expect to open four Magnolia Hi-FI stores this fiscal year.

Our capital expenditure budget includes approximately 130 million for continuing investments in customer and efficient enterprise technology capabilities. These include the launch of a new platform for BestBuy.com which will support initiatives aimed at improving the customers’ experience. We also expect to complete an inventory management project to enable realtime inventory at all of our Best Buy stores which gives the stores visibility to inventory levels at a realtime basis. That helps us improve in stock levels and customer satisfaction. Our technology investments are expected to be flat in the next couple of years as we begin to leverage the core systems we have recently put in place.

The loss from Musicland, now accounted for as a discontinued operation, was 441 million. This includes 410 million in noncash charges for goodwill impairment and the writedown of the value of the fixed assets of that business. We projected an operating loss for the year of 80 to 85 million and were able to beat our forecast by approximately $10 million. A combination of modestly better than expected sales and diligent cost cutting accounted for this improvement. In the coming quarter, our focus will be on driving the most value out of our current business as we explore the sale of the Musicland subsidiary. Our greatest opportunity lies in increasing the performance we drive out of our Best Buy stores, and I’m very excited about doing that.

Next Darren Jackson will recap the quarter’s financial results and provide the company’s outlook for fiscal 2004.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

  Thanks, Al. Good morning, everyone.

Thank you in advance for your patience in terms of absorbing a number of complex changes in our financial statements based on a number of decisions we’ve made to sell Musicland and to proactively adopt recently issued accounting guidance. We are not fans of one-time charges. On the other hand we support the changes that make our financial statements more transparent for our users. Al explained our expectations for the business segments for the fiscal year. I’d like to share with you my analysis of our financial results for the entire enterprise in the past quarter and year as well as our guidance for fiscal 2004. Unless otherwise noted I will use fiscal 2002 results as adjusted for discontinued operations and the accounting for vendor allowances.

Continuing operations which includes our consumer electronic stores in the U.S. and Canada posted a 13% increase in earnings as the operating margin for those businesses increased to a record 8.7% of revenue in the fourth quarter of fiscal 2003 versus 8.6% of revenue in fiscal 2002 quarter. The gross profit rate declined slightly as a result of more promotional environment and price deflation in some product categories. However, these negative factors were partially offset by the increasing percentage of more sophisticated digital products in the sales mix and our success in selling complete solutions. In the case of digital televisions, price deflation had a positive impact on gross profits as falling prices on plasma televisions and other high end digital televisions made those products appealing to a greater number of customers.

The SG&A rate from continuing operations improved to 16.3% of sales in the fourth quarter of fiscal 2003 from 16.7% of sales as adjusted in the fiscal 2002 quarter. When consumer spending began to slow last summer, as you’ll recall, we told you that we were committed to a number of cost saving initiatives that would improve the SG&A ratio without impacting the customer experience at our stores. We reduced back office expense and field office level cost and curtailed some projects that would not have a positive impact on profits in the near term. These actions enabled us to deliver the expense savings that we promised. For the full year, earnings from continuing operations increased 10% in fiscal 2003 compared to fiscal 2002 on an as-adjusted basis. The gross profit rate improved slightly for the year as digital products accounted for a larger percentage of the sales, or 22% for the year which included a 24% level in the fourth quarter. However, the SG&A rate also increased slightly due to higher costs in Canada related to the opening of the new Best Buy stores there.

The loss from discontinued operations was $441 million after tax in fiscal 2003. This includes previously disclosed noncash charges for goodwill impairment of $308 million after tax and $102 million after tax for impairment in the value of the fixed assets. The operating loss was somewhat better than we anticipated for the year, as Al previously mentioned. The results for fiscal 2003 included two other noncash charges. A charge of $40 million after tax for the impairment of goodwill resulted from the acquisition of Magnolia HiFi and an additional charge of $42 million after tax as the cumulative effect of a change in accounting principal related to the vendor allowances, each of which reflected our adoption of new accounting guidance.

Let me explain how the accounting change impacts our operating profits. In March of 2003, so a number of weeks ago, the FASB’s emerging issues task force issued new principles regarding accounting for vendor allowances. Under these new principles, much of our vendor allowances will be recognized as a reduction in product acquisition costs and thus in cost of goods sold rather than a reduction in SG&A. Therefore the allowances are recognized at the time the associated goods are sold rather than at the time they are purchased into inventory. The change in timing of recognizing the allowances creates the one-time, noncash charge as some percentage of previously recognized vendor allowances are associated with products that were still in inventory at March 3 or our fiscal year-end. Both approaches were based on generally accepted accounting principles, yet the new method, we believe, is preferable. Lastly, before we turn to the guidance for fiscal 2004, our cash position stood at a very strong $1.9 billion as we closed the year, which is equal to last year’s levels.

Now, I’d like to recap our guidance for fiscal 2004. We anticipate total revenue growth from continuing operations of 11 to 13% bringing us to $23.5 billion of annual sales, which includes the impact of new stores, a modest comparable — and a modest comparable store sales gain. We expect operating margins from continuing operations to improve modestly by approximately 10 to 20 basis points. This performance will be primarily driven by increased sales of higher end products and services, improved process efficiencies, sourcing initiatives that will reduce our cost of sales, and a continuation of our expense control. We expect net interest expense of approximately $10 million reflecting lower interest rates on our cash balances. We expect depreciation and amortization expense to increase by nearly $70 million in part due to spending $700 million in capital. Assuming a tax rate of 38.3%, we are projecting earnings per diluted share of $2.17 to $2.22 from continuing operations, which would represent an increase of approximately 14 to 16% for fiscal 2004 continuing operations.

Now I’d like to turn to our guidance for the first quarter. Currently, we are being impacted by the CNN effect, with people staying home and watching television instead of shopping. This trend combined with the tough comparison against the first quarter of fiscal 2003, when comparable store sales for continuing operations increased 6.5% is a difficult comparison, and our current trend of business is a 3% decline in comparable store sales in March. Based on the experience to date, we would anticipate comparable store sales to decline in the low single digits for the first quarter. This quarter’s revenues are seasonally the smallest quarter of the year. As a result, they are more affected by fluctuations in the comparable store sales trends. On top of that, we expect earnings to be constrained in the quarter by the annualization of significant depreciation costs on system investments and the cost of moving to our new corporate headquarters. Plus we have the wildcard of the uncertainty and volatility caused by the war and the depressed levels of consumer confidence. We are certainly focusing on ways to reduce the impact as we did in the second half of last year.

After we take into account all the factors I’ve discussed and a huge caveat related to the changes that could occur related to the war in Iraq our best estimate for the first quarter earnings from continuing operations is 14 to 20 cents per share. The uncertainty as to the timing of the sale of our interest in Musicland adds to the difficulty of projecting first quarter net earnings. Currently we anticipate the loss from discontinued operations will increase by another $10 million net of tax. A number of companies that we highly respect have abandoned quarterly projections in favor of longer term guidance. We can appreciate that view, particularly given the uncertainties we face in the upcoming quarters. However, we philosophically believe that transparency reduces volatility over the longer term. So focusing on the long-term opportunity of Best Buy and not on the next 90 days is critical. Our management team is very upbeat about our prospects as we look to fiscal 2004 and beyond.

With that, I’ll return to Brad.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

  Thank you, Darren.

The strong results in our core business are an indication to me of the possibilities ahead of us when we have resolved the issues with Musicland. I’m optimistic about the future. We are an organization that learns from challenge and change. Last year we had our fair share of both. As a result we made substantial changes to our business plan. We had a more promotional environment and yet we increased market share and protected gross profits. We had a more cautious consumer and yet we increased comparable store sales and outperformed many of our peers. We had a significant decline in our mall-based business, and we are actively marketing that business. We saw increased commoditization which we met with better sourcing, and we had a challenging economy and responded by reducing our overhead expense. Certainly the year ahead will bring challenges of its own. We have an experienced management team and four strategic initiatives aimed at broadening the gap with the competition. We feel very well-positioned for the coming year. All of us at Best Buy are quite optimistic about the year ahead of us and about our continued growth well into the future. Now I would like the operator to open the floor to questions from our investor audience.

QUESTION AND ANSWER

Operator

 Thank you. The floor is now open for questions. If you do have a question, please press the numbers one followed by four on your touch-tone phone. If your question has been answered, you may remove yourself from the queue by pressing the pound key. In the interest of time we do request that all participants limit themselves to one question. For sound quality purposes, we do request that participants utilized their handsets while posing their questions. Our first question is coming from Mark Rowen of Prudential.

 Mark Rowen  — Prudential

  Thank you. Good morning.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

  Good morning, Mark.

 Mark Rowen  — Prudential

  Couple of quick questions. Number one you had mentioned, I think,  in your sales release that big screen T.V.s were still very strong in the double digit rates last quarter. Now that things have slowed in March, have big screen T.V.s slowed? And with the beginning of the war have you seen people postponing those big ticket item purchases? And then, second, Darren, your guidance for the first quarter seems to suggest significantly lower gross margins but you didn’t mention that. I wonder if you could comment on that?

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

  Michael London will start with the T.V. question.

 Michael London  — Best Buy Co., Inc. - EVP, General Merchandise manager

  What we have seen so far is that the customers are still coming in and buying big screen T.V.s. Our business has been very strong. I think the offers that we have on the digital side plus plasma has certainly made the business very exciting and people are staying at home and watching television. So our business is — I’m very happy with our business so far.

 Mark Rowen  — Prudential

 And are they still up in the double digit range as they were in the fourth quarter, or has that slowed as well?

 Michael London  — Best Buy Co., Inc. - EVP, General Merchandise manager

 They’re still where they have been.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 And then Darren will answer your second question. Then we would like to restrict the calls to one question apiece in the future.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Yes. Mark, it’s a combination of things. I want to emphasize the biggest factor affecting our first quarter earnings guidance is comparable store sales. And right now, as we shared with you, we have a comp store decline in the month of March, and our sense is it could be timing. We’re not certain how long people will continue to watch the war. But given the trend that we’re seeing, we are optimistic that it will turn around, but we are not confident enough to project when that turn around will come and that’s clearly affecting gross profit dollars. In terms of year-over-year gross margin profit rates, there is some pressure in the first quarter. And I would tell you, if you looked back to last year in terms of our guidance last year, we would have reminded you one of the things that we did is that in anticipation of bringing up our new inventory management system, RETEK, we had purchased some goods into the first quarter which I would call reserve stock goods, that helped us a little bit in terms of first quarter gross margin that we won’t be repeating this year. So that’s working against us. The other things that are working against us that are significant in terms of SG&A, we are relocating, you know, the better part of 4500 Best Buy employees to our new corporate campus, and we’ll experience pressure in our expenses for doing that. And we are annualizing and it’s just by virtue of timing, significant I.T. investments from last year around our ERP implementation that, when they annualize into our first quarter with such a low revenue base, it has that effect of putting a disproportionate amount of pressure on a relatively low base of earnings in the first quarter. And that’s essentially what’s getting to us, trying to project comp store sales in terms of the effect of the war. We’ve got some gross margin rate pressure in the quarter. Some of which is unique because of events last year, and then three, some unique expenses in terms of moving the corporate headquarters and annualization of costs.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thank you, Darren. Next question, please.

Operator

 Next question is coming from Bill Simms of Salomon Smith Barney.

 Bill Simms  — Salomon Smith Barney

 Good morning. Thank you. In today’s release you indicated that gross profit for the international segment was negatively impacted by increased competition. Can you provide us with more color on how the Canadian competitive landscape has evolved over the last several quarters in terms of general share shifts, and can you quantify the gross margin impact specifically related to the competitive pricing environment?

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Allen Lenzmeier will answer that question.

 Allen Lenzmeier  — Best Buy Co., Inc. - President and COO

 No. Actually Kevin is on the line. Kevin Layden, our President in Future Shop.

 Kevin Layden  — Best Buy Co., Inc. - President Best Buy Canada

 Yes, Bill essentially there’s two factors that are driving the gross margin decline on the Canadian operation. One as we announced in the third quarter we had renegotiated our third party credit card agreement which has had about a 30 basis point decline in operating gross margins or gross margins.

Number two is the competitive environment makes up about the difference which has been somewhere between 30 and 50 basis points.

 Bill Simms  — Salomon Smith Barney

 Have you seen an increase in the discount channel up in Canada impacting sales or providing a trading down effect away from Future Shop and Best Buy?

 Kevin Layden - Best Buy Co., Inc. - President Best Buy Canada

 Well, essentially what’s happened is with the opening of Best Buy in Toronto certainly the competitive landscape there has intensified. In addition to that with the tougher sales environment we are seeing a much more competitive environment across all of Canada. So that’s put pressure on margins outside the Toronto market. The Toronto market is actually performing right in line with the rest of the company.

 Bill Simms  — Salomon Smith Barney

 All right. Thank you.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Next question, please.

Operator

 Thank you. Our next question is coming from Budd Bugatch of Raymond James.

 Budd Bugatch  — Raymond James

 Good morning.

 Bradbury Anderson — Best Buy Co., Inc. - CEO

 Good morning, Budd.

 Budd Bugatch  — Raymond James

 Can you go over the rationale for expanding the assortment in music and kind of justify that given what’s going on in the music arena and give us your thinking and maybe at what — at what trade-off you have on that particular concept?

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 That will be handled by Mike London.

 Michael London  — Best Buy Co., Inc. - EVP, General Merchandise manager

 Well, there are a number of factors in the music business. As we have gone through this past year and saw the ups and downs of the business we have really spent a lot of time analyzing our results. And while we — there is all the digital issues that we all know about, we also have seen a marked increase in the sales of our non-hit product which still leads us to believe that people want to come in and buy a piece of packaged music. We think this is an opportunity for us and an opportunity for the industry. It is more profitable to catalog and we believe that with rational increases of assortments in the appropriate genres that this will be worthwhile for both our vendors and for Best Buy.

 Budd Bugatch  — Raymond James

 So is there any expansion of the footprint as well or is it simply filling the shelves more fully?

 Michael London  — Best Buy Co., Inc. - EVP, General Merchandise manager

 The footprint — the footprint will not change, and we still believe that a significant part of the music story at Best Buy is our ability to differentiate from the competition, especially the masses.

 Budd Bugatch  — Raymond James

 I understand you said the non-hip product - is that what you were saying?

 Michael London  — Best Buy Co., Inc. - EVP, General Merchandise manager

 Non-hit. So, in other words the places — we have always been a very strong top 100 retailer. Where we’re looking to expand is in some of the catalogs of particular genres to differentiate us from Wal-Mart.

 Budd Bugatch  — Raymond James

 Thank you.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thank you, Bud. Next question please.

Operator

 Thank you.  Our next question comes from Matt Fassler of Goldman Sachs and Company.

 Matt Fassler  — Goldman Sachs

 Thank you so much. I’d like to follow-up on some of the questions on the first quarter. One question I guess with two short parts. The first, Darren is you discussed a couple of specific one-time investments. First the cycling of ERP and second the relocation. Is it possible to quantify that so we can exclude it as we forecast estimates going forward. On that topic you gave a relatively wide range of 14 to 20 cents for the first quarter. Does the Delta reflect uncertainty about sales, or other items?

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Matt, let me start with the second part of your question first. The wide range that you’re seeing is absolutely tied to the volatility of sales. So we have, as we have done in the past, when we have been in good times, shared with you our trends of business and how we forecasted them. Right now the trend is negative. And so what we are giving you is the negative trend that we’re seeing, and unlike other periods of time, trying to project when it will turn around, and we truly do believe it’s a timing issue, and that’s why we stressed the next 90 days, it will turn around in terms of people coming back to the stores as they stop watching T.V. To the extent that turns around and we are fortunate enough to pose — to post positive comps, we would certainly expect to be at the high end of the range or higher. However it doesn’t seem prudent right at this point in time to guide you that way because that’s not what we are seeing in the numbers.

 Matt Fassler  — Goldman Sachs

 Sure.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Two, as to those one-time items, I would say roughly in terms of moving to the new corporate campus, you know, that is going to cost us, you know, somewhere between one and two cents in terms of annualization of costs in terms of our investments that we made last year, principally in technology. I would say that’s not less than 2 cents in the quarter.

 Matt Fassler  — Goldman Sachs

 And Darren that gets cycled at the end of the first quarter?

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Well, there will be — It won’t be completely cycled, Matt, because different systems come on line at different times of the year. But a good — good chunk of that gets started in the first quarter, but we we’re able to absorb those changes because we’re always making technology investments every year, we’re able to absorb those with comp store gains in the second quarter and larger revenue bases as we go through the year.

 Matt Fassler  — Goldman Sachs

 Okay. Thank you so much.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thank you, Darren. Next question, please.

Operator

 Thank you. Next question is coming from Gary Balter of UBS Warburg.

 Gary Balter  — UBS Warburg

 Good morning,

 Brad Anderson  — Best Buy Co., Inc. - CEO

 Good morning. Gary you got a new address.

 Gary Balter  — UBS Warburg

 New phone number and everything. Question on the accounting charge from yesterday. And I wasn’t around yesterday to ask you this question. But, I understand why you’re doing it, and I think it’s the right thing to do, but why is there a $42 million retroactive charge given the inventory turns, which it seems would have cleaned up and given there wasn’t much in 2003, 2002 where does that come from, the $42 million?

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Yeah. In simple terms, Gary, we have — think about the vendor allowances attaching to inventory.

 Gary Balter  — UBS Warburg

 Mmmm-hmmm.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 And because — and what we would have to do is essentially look at and make an estimate of how much vendor allowances should be attached to the inventory that was currently sitting on our floors on March 3. And so we had to make an estimate of historically we would have recognized those allowances into income based on the contracts and based on GAAP at that time, based on purchase commitments. And because we’ve now made the decision, given the guidance to recognize it as cost of sales versus a SG&A reduction, we have to go back and make — and do the analysis to say how many of those dollars that were previously recognized into income as a result of being recognized with purchases now get attached to inventory that’s sitting on the floor. And so the — obviously we did that analysis and our estimate was roughly $42 million — not roughly, specifically $42 million worth of vendor allowances are attached to our inventory and should be recognized as the product is sold, not as purchased. So as we go through the year, and as you saw this year, there was a penny worth of operating earnings.

 Gary Balter  — UBS Warburg

 Mmmm-hmmm.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Dilution because of that because we own more inventory. If we own more inventory, we own more of the allowances that go with it and consequently that was a penny’s worth of charge. Does that make sense?

 Gary Balter  — UBS Warburg

 Yeah. I’ll follow off line. Thank you.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thanks, Gary. Thank you, Darren. Next question, please.

Operator

 Thank you. Our next question is coming from Colin McGranahan of Sanford Bernstein.

 Colin McGranahan  — Sanford Bernstein

 Good morning. Question on Musicland. I guess first a comment it's good to see I think you’ve reached what I think is the right decision here. Maybe if you could talk a little bit about the timing of this. I know you’re going to give us an update in June. How long are you going to actively market the business? And what are some contingency plans if in fact you only sell parts of it? Would you then decide to shutdown the remainder of it and any ballpark you can give us around any kind of a charge or cost if things don’t work out in terms of a full sale we might expect and when?

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 Well, all of those questions basically relate to sort of speculating about the future. Including how fast a sale transaction could occur and what would happen if we don’t have a sale transaction. I don’t think, at this stage, it would make much sense to try to speculate on that. We’ve tried to give the clearest guidance we can about our intent and our direction moving forward and what we believe is the best alternative choice now. But the rest of that would have to follow on based on what we found in experience. That’s part of the reason we’re talking about coming back in June and updating it and trying to frequently update our shareholders in terms of what we are finding as we go out to market Musicland.

 Colin McGranahan  — Sanford Bernstein

 Fair enough. Thanks.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 Thank you.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thank you, Brad. Next question, please.

Operator

 Thank you. Our next question comes from Alan Rifkin of Lehman Brothers.

 Alan Rifkin  — Lehman Brothers

 Yes. Given your strong SG&A leverage which came despite the comp being well below 3%, you know, coupled with your focus on controlling costs, do you think that there’s a lower bar versus the 3% for which you can get SG&A leverage? And secondly, just wanted to get some color behind the slight increase in revenue guidance that you’re giving now for ’03 versus your prior guidance?

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Darren Jackson will take that question, Alan.

 Alan Rifkin  — Lehman Brothers

 Thank you.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Alan, the short answer is absolutely. I mean historically it’s been 3% and Brad talked earlier and briefly about our focus on an efficient enterprise. Part of that focus, if I take you back to this year, is I would focus your attention on capital expenditures. I think when we started the year we were forecasting a little over a billion dollars in capital expenditures. As we ended the year our continuing operations capital expenditures were $710 million. If you add in Musicland, I think it was $760 million. So we had pared back our capital expenditures some $240 million. The reason that’s important is that shows up in our fixed costs in future years. So it’s the extent that we can start to drive down our fixed cost base, our overhead base and avoid and reduce the amount of things like incremental depreciation, which is $70 million in the upcoming year, we can start to lower that hurdle rate in terms of year-over-year inflationary bar. So we are absolutely focused on that. We see that as an opportunity both in terms of fixed costs, overhead costs and I would remind you more importantly we also see the opportunity to channel some of those savings to activities that benefit our customers and drive our comparable store sales line.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 We also — this is Brad. Over the long haul, we also expect to flatten the organization by building the skill sets that allow us to retain the quality of operation or continue to grow the quality of our operation but do it with a simpler, flatter organization with less bureaucratic encumbrance. That will take us awhile, but we see that’s part of the reason this is part of strategies we see as a multi -year strategy to continue to make the organization more efficient.

 Alan Rifkin  — Lehman Brothers

 Okay. Thank you.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Thanks a lot.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thank you, Darren and Brad. Next question, please.

Operator

 Next question comes from Dan Wewer of CIBC World Markets.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Good morning, Dan.

 Dan Wewer  — CIBC World Markets

 Obviously a cautious outlook for the first quarter, but despite that a fairly robust earnings outlook for the year. And assuming it plays out this way, it implies your business is becoming more seasonably leveraged around the holidays. I’m curious if that’s just the inherent nature for the way the business is moving, if you are concerned about, you know, what this does to the business risk and if there’s anything you can do to smooth out this growing leverage on this third and fourth quarter?

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Hi, Dan it’s Darren. So the short answer is our business is becoming a little more seasonably impacted. The recent — and part of it is accounting. The vendor allowance change will clearly put more profit into our fourth quarter because, you know, that’s where the bulk of our sales occur. And the other factor that’s affecting the seasonality of our business as we look at it, is as we grow, you know, our ultimate store base, our contribution from our smaller stores tends to be disproportionately higher in the fourth quarter. Which will, again, add to the seasonality of our business. And then probably third, is as we’ve made many of these investments in what you’re seeing is that given the timing of new store openings, it disproportionately helps the second half of our year and our fourth quarter. And lastly, given the timing of when we make things like system investments, we disproportionately end up anniversarying and recording those expenses which were essentially zero in the prior year and they come full steam typically in the first quarter in terms of increased depreciation expense which puts more pressure on the first quarter and modest amount of pressure on the second quarter. So there is more seasonality added to our business, and that’s a function of the things I outlined.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thank you, Darren. Next question, please.

Operator

 Thank you. Our next question is coming from Basu Mullick, of Neuberger Berman.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 Good morning.

Operator

 Basu, your line is live.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 Guess we lost him.

Operator

 We’ll move on to the next question which is coming from Aram Robinson of Banc of America Securities.

 Ed Roesch  — Banc of America Securities

 Actually it’s Ed Roesch on behalf of Aram. How are you?

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 Hi, good morning, Ed.

 Ed Roesch  — Banc of America Securities

 Good morning. With regards to the 40 basis points of SG&A improvement in Q4, you mentioned that one source was leveraging advertising and distribution costs over a larger store base. I was wondering if you could quantify that effect versus the impact of cost cutting initiatives that you’ve taken and then maybe you could characterize the opportunity of both of those buckets going forward.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Ed, this is Darren Jackson.

 Ed Roesch  — Banc of America Securities

 Hi.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Advertising was modest in that 40 basis points. Distribution was more. I would say the two biggest cost savings for us were in the administrative back of the house areas of the business in the fourth quarter and there was considerable savings in pay roll.

 Ed Roesch  — Banc of America Securities

 Okay. Thank you.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Thanks a lot.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thanks, Darren. We’ll take our next question.

Operator

 Next question is coming from Danielle Fox of J.P. Morgan.

 Danielle Fox  — J.P. Morgan

 Thank you. Good morning.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 Good morning, Danielle.

 Danielle Fox  — J.P. Morgan

 I have a question on the long-term growth outlook. The Musicland acquisition was part of a four-year plan to address the eventual saturation of the core concept. We’re now two years into the plan and Musicland didn’t work out as expected. I’m wondering what your latest thinking is on what will drive growth beyond the traditional superstore rollout. Will you continue to target the rural and female and teen customers that Musicland was designed to go after?

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 Thanks for the question. Our we have shifted last year, our overall long-term strategic plans for growth in a pretty significant way. As we’ve talked about sort of the four core strategic pillars. I think if you summarize the strongest engine for growth we see over the long haul is to go back and revisit the hundreds of millions of customer visits we get a year and especially look deeply into the core customers that are shopping our consumer electronic stores. And what unmet needs do we have from profitable customers that would be likely to purchase those from Best Buy? And we’re going through a set of tests at this stage that are going — that are actually beginning next week, of looking at how we sell a higher percentage of the discretionary dollars that core customers buy in our categories of merchandise on each year basis. It produces — if it works the way we expect, it produces excellent financial returns because you’re able to use an existing investment and releverage it for higher market share and a more profitable business off that base. So our energy has moved from really trying to find new customer segments in different places to looking at the customers in our core strategies and harvesting more from those customers. That’s what we see as our central objective over the next several years.

 Allen Lenzmeier  — Best Buy Co., Inc. - President and COO

 I mean we still have approximately another three years of growth in terms of physical store expansion remaining in the United States as well as Canada. And also our current market share in the United States is approximately 14%, so that leaves another 86%. Obviously we know we are not going to get all of that, but we think that there’s a significant opportunity to increase the market share out of the core stores that we currently operate.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 And as we’ve taken a deep look at those — those customers, it seems to us that it appears there’s a lot of opportunity by altering some of the things we do to serve them much better. And that’s the energy here.

 Danielle Fox  — J.P. Morgan

 Thank you.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thank you. Those were comments from Brad and Al. Next question, please.

Operator

 Thank you. Our next question is coming from Eric Mace of Credit Suisse Asset Management.

 Eric Mace  — Credit Suisse Asset Management

 Good morning.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 Good morning, Eric.

 Eric Mace  — Credit Suisse Asset Management

 How are you? I wanted to follow-up on the guidance for the year. I mean I know you guys are looking longer term, but just — you may have answered it in part in Matt’s question early on. But in the commentary around the 14 to 16% it kind of embodies swift resolution on war issues and I don’t think anybody’s going to hold you to pinpointing an end to that. And improvements in consumer confidence. Could you just bring me back a little bit more on the timing and kind of how backend loaded we’re talking?

Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Well, we certainly would like to see, in terms of swift conclusion — we don’t need it by the weekend —

 Eric Mace  — Credit Suisse Asset Management

 Right.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 But, as we look towards the second quarter, you know, what we would expect is that there would be a diminishing CNN effect over time, and really no surprises in terms of the war effort, and that in combination with our continued diligence both in terms of expense control and in terms of finding ways to buy product more effectively are really two of the key levers we are looking to drive the bottom line profits this year. That’s why in total we’ve said we’re expecting modest comp — modest low single digit comparable store gains for the year, which is not too far off of what we just recorded from continuing operations in the fourth quarter.

 Eric Mace  — Credit Suisse Asset Management

 Right.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 So, Eric, that would be, you know, some color around how we’re thinking about it. Because I think if we try to rely strictly on driving the comp, that doesn’t feel like the prudent thing to do at this point. So we’re staying focused on costs both in terms of our cost of sales and our expenses.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 And that doesn’t look for a remarkable improvement in terms of customer confidence during the year.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Exactly, Brad.

 Eric Mace  — Credit Suisse Asset Management

 Okay. Thank you.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thank you. That was Darren Jackson and Bradbury Anderson. May I have the next question, please.

Operator

 The next question comes from Michael Baker of Deutsche Banc.

 Michael Baker  — Deutsche Banc

 Hi. Thanks. Can you discuss in a little bit more details some of the cost cutting that you’re doing? I’ve seen in the press some cut back on people within the store and so how that might impact your customer or customer service levels?

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Allen Lenzmeier will answer that.

 Allen Lenzmeier  — Best Buy Co., Inc. - President and COO

 Yeah. Let me take you back. We really started this whole process last summer when we saw the economy slow and we basically put a freeze on hiring in the corporate office. And, you know, subsequent to that, have done some consolidation in terms of positions within the corporate office here where we’ve, you know, most recently we’ve eliminated about 120 positions, you know, and probably at least half of that was due to attrition where we put some new processes in place to more effectively and efficiently manage the business here in the corporate office. And frankly, over the years, as a result of aggressively growing the business, we put a lot of positions in place that were put there to audit, to monitor, to check on things. And as we refined the business, as we’ve become more mature and more efficient and more knowledgeable, a lot of those positions really became somewhat redundant so there were a number of positions in the field, in terms of more in the field support and that type of thing, not directly in the store, that we eliminated or we consolidated positions. We did not make any reductions at the store level where we — you would say there was, you know, a customer interface, so we did not touch the staffing from a blue shirt standpoint in our retail stores, nor do we intend to change that. I mean again the focus is taking care of the customer in the retail store. And the focus really is improving the efficiency of both our field staff as well as our corporate staff, and Brad talked about, you know, eliminating layers, broadening span of control, you know. As companies get big, there is a tendency for bureaucracy to set in. We want to make sure that we continue to fight bureaucracy and challenge ourselves in terms of doing things more effectively and more efficiently. And at the same time not sacrifice the service we’re giving to the customer. We think there’s opportunities to do that here.

 Michael Baker  — Deutsche Banc

 Great. Thanks. Quickly, Brad did I hear you say on CNBC that sales got a little bit better over the weekend as maybe the shock and awe wore off a little bit?

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 I think the business on Saturday and Sunday got a little better. Sunday it’s hard to compare because we’re going against Easter last year, but there was some improvement over the weekend, but the sales definitely took a dip when the war commenced and stayed that way through probably last Thursday.

 Allen Lenzmeier  — Best Buy Co., Inc. - President and COO

 I think that’s sort of what we’re hearing from other retailers so yes, you did hear it correctly.

 Michael Baker  — Deutsche Banc

 Great. Thank you.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 At the same time we don’t want to use those as a trend in terms of going forward, so we want to be very cautious in terms of our forecast for the quarter.

 Allen Lenzmeier  — Best Buy Co., Inc. - President and COO

 Yes.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 Particularly when you look at what you hear on T.V. in terms of the war and, you know, how long it may last. Plus just the general economic conditions that go along with that.

 Darren Jackson  — Best Buy Co., Inc. - EVP Finance and CFO

 Yeah. And to clarify, our March trends that we disclosed earlier of minus three are before weekend business because the weekend business is not comparable because, obviously when we’re open on Sunday and the prior year was Easter, and we’re comparing against zero, that’s a helpful comparison. So just to clarify when you’re comparing to other retailers.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 But it does highlight — there is a problem with this whole process which we’re talking about trends that are occurring in a few-day period of time. And if you go back to September 11 from a year and a half ago, we also saw radical shifts in trends. And when there are these kind of news events it makes forecasting very difficult.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thank you. Next question, please.

Operator

 Thank you. Our next question is coming from Scott Ciccarelli of Girard, Klauer Mattison.

 Scott Ciccarelli  — Gerard, Klauer Mattison

 Hi, guys. Had a question regarding, you know you’ve talked about maybe the CNN effect what you’re seeing about what’s called a nervous consumer. But I’m more interested in what you are seeing on the competitive front, particularly from the discounters and Wal-Mart, kind of what the expectation is there, as well as what you’re seeing on the deflation side. Because I understand that’s actually continued to accelerate and certain of your competitors really haven’t seen any abatement in that process. Thanks.

 Michael London  — Best Buy Co., Inc. - EVP, General Merchandise manager

 This is Mike London. As far as deflation goes, you know, this industry for a long, long time has always had prices going up and prices going down and I think it’s a balance. There’s certainly categories that you’re all familiar with like DVD players, where it’s down to $49. At the same time, in digital television and big screen T.V. and plasma T.V., you’re seeing some price drops that make it much more attractive to a customer to buy a large screen T.V. And, you know, you take a look at even what we’re doing at $2,000 and less the customer can get a high quality television set and that certainly is bringing people into the market place. We also believe that with our customers who are very technology savvy, there’s a lot of great peripherals that are being added on to PCs that are driving customers into our stores. So the deflation has been with us in some categories is probably more pronounced but other categories we see it as being beneficial as prices drop. On a competitive front, I think it has been as we have seen it. I do not see any changes or significant changes from what we have been living through. So I would say that it is as expected.

 Scott Ciccarelli  — Gerard, Klauer Mattison

 So in both cases comps kind of trending the way you’ve seen over recent timeframes?

 Michael London  — Best Buy Co., Inc. - EVP, General Merchandise manager

 Yes.

 Scott Ciccarelli  — Gerard, Klauer Mattison

 Okay. Thanks, guys.

 Allen Lenzmeier  — Best Buy Co., Inc. - President and COO

 Like I mention on the fourth quarter, also that we were able to offset some of the competitive movements by, you know, the retail stores just doing an excellent job in terms of selling the total solution in terms of peripherals and accessories. And also because of our size and sourcing capabilities and using auctions, you know, we also think there’s opportunities ahead for us to — to enhance our ability to buy product at a very competitive cost.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 I would just add also on a longer term basis the more we get to understand about our core clientele will also help us retain, we think higher price points in margin as we find better ways to serve customers that are easier for us to profit from.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thank you Al and Brad for your comments. I would like the next question, please.

Operator

 Next question comes from Maile Clark of Seneca Capital.

Maile Clark  — Seneca Capital

 Hi. My question’s been asked and answered.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 We’ll take one final question.

Operator

 Final question from David Schick of Legg Mason.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 Good mornings, David.

 David Schick  — Legg Mason

 Hey. Thanks for taking one more. Quick question. I guess to loop back on something Darren said, I guess both in the release and in response to Matt’s question. Let’s talk about March. Big screen trends are still very strong and you’re talking about people coming back to the stores as the CNN effect. So what I’m trying to understand is, literally your count is down approximately, your traffic count is down approximately 3%, so it’s people staying out of the stores watching CNN rather than CNN keeping their ticket smaller; is that correct?

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 The CNN effect is - actually what’s speculated as the CNN effect and from what I understand the other networks hate the fact that it’s called the CNN effect.

 David Schick  — Legg Mason

 Sure.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 It is basically the presumption that traffic dropped with the war because people were spending time at home not in stores. And that we saw some evidence in that correlating with the same timeframe.

 Allen Lenzmeier  — Best Buy Co., Inc. - President and COO

It’s not because we’re closing fewer people in the store. There’s fewer people coming into the store to shop.

 David Schick  — Legg Mason

 Good. I just wanted to clarify what you guys were calling CNN effect.

 Bradbury Anderson  — Best Buy Co., Inc. - CEO

 Thanks a lot. I think that’s it. So we’d like to thank everybody for the attention this morning and appreciate your participation.

 Jennifer Driscoll  — Best Buy Co., Inc. - VP Investor Relations

 Thank you everyone for your continued support. I have two quick reminders. This is Jennifer. Our analysts day will be held in Minneapolis on April 30. If you are interested in attending contact Shannon Burns or me for details. Investor Relations has moved to the corporate campus, which means we have new phone numbers. If you have questions call Shannon on the 612-291-6126 or me now at 612-291-6110. Thank you for participating in the call. This call will be available for replay by dialing 973-341-3080 and entering pin number of 382-8287 or hear the replay on the web at www.BestBuy.com, by clicking on investor relations and then recent presentations. With that we conclude our call.

Operator

 Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time and have a great day